Exhibit 99.1

Outdoor Holding Company Announces Settlement in SEC Administrative Matter

No Civil Penalty or Monetary Sanction Imposed

Atlanta, GA., December 16, 2025 (GLOBE NEWSWIRE) — Outdoor Holding Company (Nasdaq: POWW, POWWP) (“OHC,” “we,” “us,” “our” or the “Company”), the owner of GunBroker.com, the largest online marketplace for firearms, hunting and related products, today announced that it has reached a settlement with the U.S. Securities and Exchange Commission (“SEC”) to resolve its previously disclosed investigation. “We are pleased to have reached a resolution with the SEC which does not include a civil penalty or monetary sanction. The Company has worked hard to put this chapter behind us,” said Steve Urvan, Chairman and Chief Executive Officer of Outdoor Holding Company.

Without admitting or denying the SEC’s findings except as to jurisdiction, the Company agreed to cease and desist from future violations of the antifraud and numerous other provisions of the federal securities laws stemming from, among other things: (i) failure to disclose a former executive officer’s employment and role; (ii) failure to disclose related party transactions involving that former executive officer; (iii) improper capitalization of certain equity issuance costs; (iv) understatement of stock compensation expenses; (v) disclosure concerning the calculation of Adjusted EBITDA; and (vi) inadequate internal accounting controls. The Order acknowledged that the Company is now operating under new senior management that is different from those responsible for the conduct leading to the violations described in the Order. A copy of the Order will be filed as an exhibit to a Current Report on Form 8-K and will be available on the Company’s website.

In the Order, OHC also consented to undertakings requiring the Company to engage an outside compliance consultant to review and assist with the Company’s remediation of material weaknesses in internal control over financial reporting. The Company is required to fully cooperate with the compliance consultant, adopt and implement all of the compliance consultant’s recommendations within two years, and provide related certifications of compliance to the SEC staff. These undertakings align with OHC’s ongoing internal controls remediation efforts.

Over the past year, the Company has undertaken a broad, multi-phase remediation program overseen directly by its Board of Directors, Audit Committee, and Disclosure Committee. These remediation efforts include, among other actions, completion of an independent investigation and restating its financial statements for fiscal years 2022, 2023 and 2024, each of the quarters within fiscal year 2024, and the first quarter of fiscal year 2025. The Company has replaced its prior senior leadership, expanded and upgraded its accounting and external reporting personnel, retained SOX and outside controls advisors, strengthened policies governing expense classification and capitalization, implemented enhanced period-end close and reconciliation controls, established a formal disclosure committee, and adopted a new robust process for identifying and disclosing related party transactions. The Company has also implemented training and governance enhancements designed to ensure these improvements are sustained over the long term. In August 2025, the Board reduced its size to five and added two new independent board members to increase financial expertise and improve board-level strategic guidance and governance.

“Our Board and leadership team have taken decisive, comprehensive action to address legacy issues and build a materially stronger governance and control environment,” said Mr. Urvan. “We are pleased to close this chapter and to have reached this resolution with no civil penalty. We are committed to strong corporate governance, transparent disclosure, and accurate financial reporting as we refocus our efforts to operational improvements and enhancement of shareholder value.”

The Company remains focused on operating as a streamlined, pure-play e-commerce marketplace centered on GunBroker.com. As previously reported, the Company has completed the divestiture of its former ammunition manufacturing business, has returned to timely SEC reporting, and continues to enhance its internal controls and disclosure practices.

About Outdoor Holding Company

Outdoor Holding Company is the publicly traded parent and operator of GunBroker.com, the largest online marketplace dedicated to firearms, hunting, shooting and related products. Third-party sellers list items on the site and federal and state laws govern the sale of firearms and other restricted items. Ownership policies and regulations are followed by using licensed firearms dealers as transfer agents. Launched in 1999, the GunBroker.com website is an informative, secure and safe way to buy and sell firearms, ammunition, shooting accessories and outdoor gear online. GunBroker promotes responsible ownership of firearms. For more information, visit: www.gunbroker.com.

Cautionary Statement Concerning Forward-Looking Statements

Statements contained or incorporated by reference in this press release that are not historical are considered “forward-looking statements” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, among others, statements about the Company’s ability to enhance its internal controls and disclosure practices, the Company’s business strategy, plans, objectives, expectations and intentions, and other statements that are not historical facts. Instead, they are based only on Company management’s current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, the Company’s ability to comply with the undertakings in the SEC settlement, including implementing and completing enhancements to internal control over financial reporting, the Company’s ability to maintain and expand its e-commerce business, the Company’s ability to introduce new features on its e-commerce platform that match consumer preferences, the Company’s ability to retain and grow its customer base, the impact of lawsuits, including securities class action lawsuits, stockholder derivative suits and enforcement actions by regulatory authorities, the impact of adverse economic market conditions, including from social and political factors, and the occurrence of any other event, change or other circumstances that could give rise to impacts on operating results. Therefore, investors should not rely on any of these forward-looking statements and should review the risks and uncertainties described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2025, filed with the SEC on June 16, 2025, and additional disclosures the Company makes in its other filings with the SEC, which are available on the SEC’s website at www.sec.gov. Forward-looking statements are made as of the date of this press release, and except as provided by law, the Company expressly disclaims any obligation or undertaking to any updated forward-looking statements.

Contacts

For investors:

Darrow Associates

Phone: (917) 886-9071

IR@outdoorholding.com

Source: Outdoor Holding Company